Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

PROFESSIONAL DIVERSITY NETWORK, INC.

Professional Diversity Network, Inc. (the “Corporation”), in order to amend its Amended and Restated Certificate of Incorporation, hereby certifies as follows:

FIRST:                      The name of the Corporation is:

PROFESSIONAL DIVERSITY  NETWORK, INC.

SECOND:                 The Corporation hereby amends its Amended and Restated Certificate of Incorporation as follows:

The third sentence of Paragraph 5.1 of the Amended and Restated Certificate of Incorporation, relating to the Stockholder Action by Written Consent Without a Meeting, is hereby amended to read as follows:

“The total number of directors constituting the entire Board of Directors shall be not less than one (1) nor more than nine (9), with the then authorized number of directors being fixed from time to time by the Board of Directors.”

THIRD:                     The Corporation hereby amends its Amended and Restated Certificate of Incorporation by deleting the second sentence of Paragraph 8 in its entirety.

FOURTH:                 The amendment effected herein was authorized by the affirmative written consent of the holders of a majority of the outstanding shares entitled to vote thereon pursuant to Section 228(a) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I hereby certify that this Certificate of Amendment of Amended and Restated Certificate of Incorporation was approved by the affirmative written consent of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote.